Exhibit 5.1

June 18, 2024

Century Therapeutics, Inc.

25 North 38th Street

11th Floor

Philadelphia, PA 19104

Re:         Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on June 18, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Century Therapeutics, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 7,868,666 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 3,741,646 shares that were privately issued pursuant to an Agreement and Plan of Merger, dated as of April 11, 2024 (the “Merger Agreement”), by and among the Company, Clarent Intermediate Sub, Inc., a wholly owned subsidiary of Company, Clarent Merger Sub, Inc., a wholly owned subsidiary of Intermediate Sub, Inc., Clade Therapeutics, Inc. (“Clade”), and Fortis Advisors LLC, solely in its capacity as securityholders’ agent, in connection with the Company’s acquisition of Clade (the “Merger”) (the “Selling Stockholder Shares”), (ii) 793,687 shares that were withheld at the closing of the Merger as recourse to satisfy certain indemnification obligations of the Clade securityholders under the Merger Agreement (the “Indemnification Shares”), and (iii) 3,333,333 shares that may be issued to the Clade securityholders upon the potential achievement of a clinical development milestone (the “Milestone Shares” and together with the Indemnification Shares, the “Future Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Assuming the Future Shares were issued today in accordance with the terms of the Merger Agreement, the Future Shares would be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Century Therapeutics, Inc.

June 18, 2024

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP